Exhibit 23.5
[IDC Letterhead]
Consent of IDC
     IDC prepared an InfiniBand market study dated August 2006 for Mellanox Technologies, Ltd. IDC consents to the use of data from such report in the Registration Statement on Form S-1 and related prospectus of Mellanox Technologies, Ltd. and to the reference in the prospectus to IDC’s name in connection therewith.
January 12, 2007

IDC
By:	/s/ Michael R. Shirer
	Name:	Michael R. Shirer
	Title:	Director, Corporate Communications